Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS;
QUARTERLY DIVIDEND DECLARED

PITTSBURGH, August 5, 2008 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) today announced financial results for second quarter 2008, along with the Board of Directors’ declaration of a quarterly dividend of 3.5 percent annualized. The results reflect FHLBank Pittsburgh’s continuing commitment to support its members’ liquidity needs during this period of market disruption.

Net income for the quarter ended June 30, 2008, was $53.0 million; for the six months ended June 30, 2008, net income was $110.5 million. “Our strong performance in the second quarter reflects our members’ reliance on FHLBank funding during these turbulent times,” said John R. Price, president and CEO.

Balance Sheet Highlights
Total loans to members (traditionally called advances) decreased $2.5 billion, or 3.6%, to $66.3 billion at June 30, 2008, compared to $68.8 billion at December 31, 2007. This decrease reflects a leveling-off of overall loan demand following unprecedented increases resulting from market turmoil beginning last summer. The total loans to members portfolio continued to be weighted in short- and mid-term advances. However, balances in longer-term products increased, particularly near the end of the quarter, due to declines in key market interest rates, which members elected to lock in with longer-term funding.

At June 30, 2008, total assets were $98.6 billion, a decrease of $2.3 billion, or 2.3%, from $100.9 billion at December 31, 2007. Total capital at June 30, 2008, was $4.3 billion, flat from $4.3 billion at December 31, 2007. Retained earnings were $320.4 million at June 30, 2008, an increase of $24.1 million, or 8.1%, from $296.3 million at December 31, 2007.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Second Quarter 2008 Results – page two

Operating Results
Net income for the quarter ended June 30, 2008, was $53.0 million, an increase of $0.9 million, or 1.7%, compared to $52.1 million for the quarter ended June 30, 2007. The earnings increase was primarily driven by higher net interest income and other income, which more than offset higher provision for credit losses and higher expenses. Return on average capital declined to 4.89% in the second quarter of 2008, from 6.29% in the same year-ago period. Second quarter 2008 net income resulted in earnings per share of $1.31, compared to $1.70 in the second quarter 2007. These operating results enabled FHLBank Pittsburgh to set aside $5.9 million for affordable housing programs next year, compared to $5.8 million set aside in the same period in 2007.

Net income for the six months ended June 30, 2008, was $110.5 million, compared to $105.9 million for the same period in 2007, an increase of $4.6 million, or 4.3%. Return on average capital for the six months ended June 30, 2008, was 5.07% compared to 6.38% in the same year-ago period. Earnings per share for the six months ended June 30, 2008 was $2.70, compared to $3.43 for the six months ended June 30, 2007. Year-to-date 2008, FHLBank has set aside $12.3 million for affordable housing programs next year, compared to $11.8 million set aside in the same six-month period in 2007.

Dividend Announcement
Based on second quarter 2008 results, the Board of Directors declared a quarterly dividend of 3.5 percent annualized. The dividend will be calculated on stockholders’ average balances during the period
April 1, 2008 to June 30, 2008, and will be credited to stockholders’ accounts on Monday,
August 11, 2008.

Detailed financial information is available in FHLBank Pittsburgh’s second quarter 2008 Form 10-Q filing and 2007 Form 10-K, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At June 30, 2008, it had 333 members in its district of Delaware, Pennsylvania and West Virginia and approximately $99 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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FHLBank Pittsburgh Reports Second Quarter 2008 Results – page three

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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